Exhibit 99.1

FOR IMMEDIATE RELEASE

GameStop Corp. Contacts:

Investor Contact:	Media Contact:
David W. Carlson

Steven Lipin

Executive Vice President &	Brunswick Group LLC
Chief Financial Officer	(212) 333-3810
GameStop Corp.
(817) 424-2130

Electronics Boutique Contacts:

Investor Contact:	Media Contact:
James A. Smith

Melissa Myron/Melissa Merrill

Chief Financial Officer	Financial Dynamics
Electronics Boutique Holdings Corp.	(212) 850-5600
(610) 430-8100

GameStop and Electronics Boutique Announce Stockholders’ Meetings for October 6, 2005

Grapevine, TX (September 6, 2005) – GameStop Corp. (NYSE: GME; GME.B) and Electronics Boutique Holdings Corp. (NASDAQ: ELBO) announced today that the registration statement relating to the combination of the two companies has been declared effective by the U.S. Securities and Exchange Commission.  Both companies expect to begin mailing their joint proxy statement-prospectus on or about September 7, 2005 to stockholders of record as of Tuesday, August 30, 2005.

GameStop and Electronics Boutique have each scheduled Thursday, October 6, 2005, as the date for their respective annual stockholders meeting to consider and vote upon the proposed merger.  GameStop’s annual meeting will be held at 12:00 p.m. (CST) at the Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, TX  75207.  Electronics Boutique’s annual meeting will be held at 1:00 p.m. (EST) at its corporate headquarters located at 931 South Matlack Street, West Chester, PA  19382.

The boards of directors of both companies have approved the proposed merger and recommend that GameStop and Electronics Boutique stockholders vote their shares for the adoption of the merger agreement and the transactions contemplated by the merger agreement.  GameStop and Electronics Boutique expect to close the combination shortly after receiving approval from their respective stockholders.

Additional information and Where to Find it

GSC Holdings Corp. has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (Registration No. 333-125161) containing a joint proxy statement-prospectus regarding the proposed combination involving GameStop and Electronics Boutique.  GameStop and Electronics Boutique will mail the definitive joint proxy statement-prospectus to their respective stockholders on or about September 7, 2005.  Investors are urged to read the definitive joint proxy statement-prospectus regarding the proposed transaction because it will contain important information.  Stockholders can obtain a free copy of the definitive joint proxy statement-prospectus, as well as other filings containing information about GSC Holdings Corp., GameStop Corp. and Electronics Boutique Holdings Corp., without charge, at the SEC’s Internet site at http://www.sec.gov.  You may also obtain these documents from the respective websites of each of GameStop and Electronics Boutique at http://www.gamestop.com/investor-relations and http://www.ebholdings.com. Copies of the definitive joint proxy statement-prospectus and the SEC filings that will be incorporated by reference in the definitive joint proxy statement-prospectus can also be obtained, without charge, by directing a request to GameStop Corp., 625 Westport Parkway, Grapevine, Texas 76051, Attention: Investor Relations, or to Electronics Boutique Holdings Corp., 931 South Matlack Street, West Chester, Pennsylvania 19382, Attention: Investor Relations.  This filing shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About GameStop Corp.

Headquartered in Grapevine, TX, GameStop Corp. (NYSE:  GME; GME.B) is one of the nation’s largest video game and entertainment software retailers.  The company operates 1,980 retail stores throughout the 50 states, the District of Columbia, Puerto Rico, Ireland and the United Kingdom, primarily under the GameStop(R) brand. In addition, the company owns a commerce-enabled Web property, GameStop.com, and Game Informer(R) magazine, a leading video and computer game publication. GameStop Corp. sells the most popular new software, hardware and game accessories for the PC and next generation video game systems from Sony, Nintendo, and Microsoft.  In addition, the company sells computer and video game magazines and strategy guides, action figures, and other related merchandise to more than 30 million customers.

General information on GameStop Corp. can be obtained via the Internet by visiting the company’s corporate Website:  http://www.gamestop.com/investor-relations/.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is a leading global retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. As of July 30, 2005, the company operated 2,280 stores in the United States, Australia, Canada, Denmark, Finland, Germany, Italy, New Zealand, Norway, Puerto Rico, Spain and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at http://www.ebgames.com. Additional company information is available at http://www.ebholdings.com.

SAFE HARBOR

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving GameStop and Electronics Boutique, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop’s and Electronics Boutique’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain stockholder approvals of the proposed GameStop/Electronics Boutique combination; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; and competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that could cause GameStop’s and Electronics Boutique’s results to differ materially from those described in the forward-looking statements can be found in the Annual Reports on Forms 10-K/A of GameStop and Electronics Boutique for the fiscal year ended January 29, 2005 filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov.

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